EXHIBIT C


                  PLEDGE AGREEMENT, dated as of October 23, 1996, between SH SECURITIES CO., LLC, a New York limited liability company, as Pledgor, and AMPEX CORPORATION, a Delaware corporation, as Pledgee.

                  The Pledgor is entering into this Pledge Agreement in order to secure repayment of Pledgor's Promissory Note dated the date hereof (the "Note") to the Pledgee in a principal amount of $2,200,000, representing indebtedness incurred by Pledgor in connection with its purchase of 400,000 shares of the Class A Common Stock, par value $0.01 per share ("Common Stock") of the Pledgee, pursuant to a Stock Purchase Agreement, dated of even date herewith (the "Purchase Agreement"), between Edward J. Bramson (the "Executive"), and the Pledgee. The Executive has designated the Pledgor to acquire such shares pursuant to the Purchase Agreement.

                  1. Pledge. As collateral security for the due and punctual payment of the Note, the Pledgor hereby pledges to the Pledgee 400,000 shares of Common Stock more fully identified in Schedule A hereto (the "Pledged Stock"), together with the proceeds thereof and, except as set forth in paragraph 2 below, all cash, securities or other property distributed in respect of or in exchange for the Pledged Stock (collectively, the "Collateral"). Upon delivery to the Pledgee, the Pledged Stock shall be accompanied by executed stock powers in blank or other instruments of transfer satisfactory to Pledgee. Upon the occurrence of an Event of Default, the Pledgee shall have the right to have the Pledged Stock registered in the name of the Pledgee.

                  2. Voting Rights; Dividends. Unless and until an Event of Default under the Note shall have occurred and be continuing, the Pledgor shall have all voting and consensual rights with respect to the Pledged Stock for any purpose not inconsistent with the terms of this Pledge Agreement; and the Pledgor shall be entitled to receive any cash dividends on the Pledged Stock, but any stock dividends and other distributions of securities or property on or in exchange for the Pledged Stock shall become part of the Collateral hereunder. Upon the occurrence and during the continuance of an Event of Default under the Notes, all such rights shall vest solely in the Pledgee.

                  3. Remedies upon Default. If an Event of Default under the Note shall have occurred and be continuing, the Pledgee may exercise all rights of a secured creditor under the Uniform Commercial Code, including without limitation the right to sell, at public or private sale, the Collateral. The Pledgee shall give the Pledgor thirty (30) business days notice of any intention to make a sale of the Collateral. The proceeds of sale shall be applied first to the payment of all reasonable costs and

                                                         Page  17  of  21  Pages

C/M:  11115.0000 414618.5
expenses incurred by the Pledgee in collecting the Note and enforcing its rights under this Pledge Agreement, second, to the repayment of the Note, and third, any balance shall be paid over to the Pledgor.

                  4. No Waiver. No failure on the part of the Pledgee to exercise any right or remedy hereunder shall operate as a waiver thereof, and all remedies hereunder are cumulative.

                  5. Termination; Release. This Agreement shall terminate when the Note has been fully paid, at which time the Pledgee shall reassign and deliver to the Pledgor such of the Collateral as has not been sold by the Pledgee pursuant to the terms hereof, such reassignment to be without representation or recourse except that the Pledgee shall warrant that it has made no prior sale, assignment, pledge or encumbrance of the Collateral. Upon repayment of any portion of the principal of the Note (in an amount not less than $1,000), the Pledgee shall release, reassign and deliver to the Pledgor a number of shares of the Pledged Stock equal to the amount so repaid divided by the product of 0.8 times 6.875.

                  6. Further Assurances. The Pledgor agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments and instruments as the Pledgee may reasonably request in connection with the pledge of Collateral or in order to better assure and confirm the Pledgee's rights and remedies hereunder.

                  7. Binding Agreement; Assignment. This Pledge Agreement shall be binding upon and inure to the benefit of the parties hereto and to all holders of the Note and their successors and assigns, except that Pledgor shall not be permitted to further pledge or encumber the Collateral. Any transferee of any of the shares of Pledged Stock shall take subject to all Pledgor's obligations under this Pledge Agreement until such shares have been released or this Pledge Agreement terminated as provided in paragraph 5 above.

                  8. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New
York.

                                  [END OF TEXT]


                                                         Page  18  of  21  Pages

C/M:  11115.0000 414618.5

                  IN WITNESS WHEREOF the parties have executed this Pledge Agreement as of the day first above written.

                             SH SECURITIES CO., LLC



                                            By
                                               ---------------------------------
                                                     Name:  Edward J. Bramson
                                                     Title: Managing Member


                                            AMPEX CORPORATION



                                            By
                                               ---------------------------------
                                                     Name:  Craig L. McKibben
                                                     Title: Vice President





                                                         Page  19  of  21  Pages

C/M:  11115.0000 414618.5

                                   SCHEDULE A


                          Description of Pledged Stock


400,000 shares of Class A Common Stock, par value $0.01 per share, of Ampex Corporation registered in the name of SH SECURITIES CO., LLC (Certificate No. A ).

                                                         Page  20  of  21  Pages

C/M:  11115.0000 414618.5